EXHIBIT 10.49

(Agreement to Terminate Termination, Release and Consulting
Agreement with Jesse W. Houdeshell dated December 18, 1995)

                     AGREEMENT TO TERMINATE
          TERMINATION, RELEASE AND CONSULTING AGREEMENT

     This Agreement To Terminate Termination, Release And Consulting Agreement (the "Agreement") is made this 18th day of December , 1995, by and between InnoVet, Inc., a Florida corporation, (the "Company"), 14266 U. S. Highway 1, Suite 206, Juno Beach, Florida 33408 and Dr. Jesse W. Houdeshell ("JWH"), residing at 7721 Wexford Way, Port St. Lucie, Florida 34986.

                            RECITALS

     WHEREAS, the Company and JWH entered into a Termination, Release And Consulting Agreement dated February 23, 1994, related to JWH's employment as an officer and position as a director of the Company; and

     WHEREAS, the Company and JWH are interested in terminating the Termination, Release and Consulting Agreement provided adequate consideration is given to JWH and the parties are protected from claims and liabilities against each other.

     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration the parties, intending to be legally bound, agree as follows:

     1.   Termination of Prior Agreement.

     The Termination, Release And Consulting Agreement dated
February 24, 1994 between the Company and JWH is hereby terminated.

     2.   Consideration to JWH.

     The Company shall pay JWH the sum of $5,000 as soon as possible but not later than 60 days from the date of this Agreement.

     The Company shall assign to JWH the following:

          a. A termination agreement related to the payment of $100,000 to the Company by Agmen, Inc. and Meat Quality, Inc. A copy of the assignment and termination agreement is attached as Exhibit A and incorporated by reference. The recognized value of the termination agreement for purposes of this Agreement is $0.00.

          b. A promissory note in which Bio Quest, Inc. is the obligor and the Company is the payee with a stated value of $30,000. A copy of the promissory note with enclosures is attached as Exhibit B and incorporated by reference. The recognized value of the promissory note for purposes of this Agreement is $0.00.

          c. A promissory note in the amount of $75,000 in which the obligor is Biolab, Inc. and the Company is the payee. A copy of the promissory note with enclosures is attached as Exhibit C with enclosures and incorporated by reference. For purposes of this Agreement the promissory note has a value of $0.00.

          d. Forty thousand (40,000) shares of restricted common stock of Protein Delivery, Inc. owned by the Company. A copy of the stock certificate and blank stock power transferring the stock to JWH is attached as Exhibit D and incorporated by reference. For purposes of this Agreement the restricted common stock has a value of $20,000.

          3. Covenant Not To Compete. JWH hereby agrees that from the date of this Agreement and through March 31, 1999, he will not engage in any business that competes with the Company with respect to technologies or products owned or being developed, licensed or sold by the Company on the date of this Agreement, including without limitation IVET-629 and the sex selector technology (the method of separating female-producing sperm cells from male-producing sperm cells, in semen by way of monoclonal antibodies). JWH acknowledges that the foregoing covenant not to compete is reasonable and necessary for the protection of the Company and is agreed to as an inducement to the Company and as part of the consideration under this Agreement. JWH shall not be in any respect whatsoever personally involved in any such operations which would be competitive with the products or technologies owned by the Company, under development, licensed or sold on the date of this Agreement.

     Ten days before accepting any employment or consulting arrangement with any animal health business which would be competitive with the products or technologies owned by the Company, under development, licensed or sold on the date of this Agreement, JWH shall notify the Company in writing, and provide a written job description of the contemplated services to be rendered and to whom. Ten days after receipt, if the Company believes that the contemplated services to be rendered by JWH materially breach the covenant not to compete clause, it shall notify JWH in writing and address with specificity the basis for its position. JWH shall than have ten days within which to respond in writing that he either (i) will reject the subject employment opportunity or (ii) will litigate the matter pursuant to paragraph 10 below as to the issue of whether or not the contemplated employment would violate the terms of paragraph 3 of this Agreement. In the event that JWH elects to litigate, JWH shall not accept employment any earlier than thirty days from the date a complaint is filed, provided, however, that this provision is not intended to be a waiver of any rights by the Company.

     4. No Revival of Rights; Continuing Effectiveness of Section XIV of Employment Agreement.

     It is the intent of the parties that this Agreement shall not have the effect of reviving any rights which JWH had in the Employment Agreement dated December 31, 1991. However, Section XIV of the Employment Agreement prohibiting disclosure of confidential information through March 31, 1999 remains in effect. This provision is incorporated by reference and is made a part of this Agreement.

     5.   Release of InnoVet, Inc. by JWH.

     On behalf of himself, his heirs, executors, personal representatives, administrators, successors and assigns and any person he represents, JWH for good and sufficient consideration, the receipt of which is hereby acknowledged, hereby releases and forever discharges the Company, its present and former agents, parent corporations, predecessors, successors, attorneys, accountants, subsidiaries, affiliates, officers, directors, shareholders and assigns from any and all claims and causes of action of any nature or description, which have been or could have been asserted, whether such claims or causes of action are known or unknown, suspected or unsuspected, now exist, hereafter exist or heretofore existed in favor of JWH, arising out of JWH's employment with the Company, a document entitled "Employment Agreement", bearing the date December 31, 1991, a document entitled "Termination, Release And Consulting Agreement", bearing the date February 23, 1994, and any other dealings between JWH and the Company, except any actions or omissions of the Company or JWH occurring after the date of this release, including any breach of this Agreement and any party's right to enforce this Agreement.

     6.   Release of JWH by InnoVet, Inc.

     On behalf of itself, its officers, directors and agents, for good and sufficient consideration, the receipt of which is hereby acknowledged, the Company, hereby releases and forever discharges JWH, his heirs, executors, personal representatives, administrators, successors and assigns and any person he represents from any and all claims and causes of action of any nature or description, which have been or could have been asserted, whether such claims or causes of action are known or unknown, suspected or unsuspected, now exist, hereafter exist or heretofore existed in favor of the Company, arising out of JWH's employment with the Company, a document entitled "Employment Agreement", bearing the date December 31, 1991, a document entitled "Termination, Release And Consulting Agreement", bearing the date February 23, 1994, and any other dealings between the Company and JWH, except any actions or omissions of the Company or JWH occurring after the date of this release, including any breach of this Agreement and any party's right to enforce this Agreement.

     7.   Confidentiality.

     The parties hereby represent, warrant and agree that they will keep confidential all settlement discussions and agreements entered into between them, including all terms and amounts discussed and paid under this Agreement, and the facts and circumstances of any dispute that may have existed between them; and further agree not to discuss such matters to anyone in any manner unless such disclosure is pursuant to valid legal process, an unsolicited request of a regulatory agency with a legal right to demand such information or as otherwise required by law.

     8.   No Assignment.

     JWH has not assigned or transferred, or attempted to have assigned or transferred to any person or entity, his rights under this Agreement. JWH possesses actual lawful authority and competency to execute this Agreement. He agrees to indemnify, defend and hold the Company harmless from and against any and all claims arising out of any such assignment or transfer or attempted assignment or transfer, or any portion thereof or interest therein.

     9.   Binding Effect.

     This Agreement shall be binding upon the Company and JWH and their respective heirs, administrators, legal representatives, executors, predecessors, successors and assigns.

     10.  Resolution of Disputes.

     Any dispute, claim or controversy arising out of or related to this Agreement or the breach thereof shall be governed by Florida law and resolved by litigation in Palm Beach County, Florida before a judge. The parties hereby waive their right to a trial by jury. The prevailing party in any such litigation shall be entitled to reasonable attorneys fees and costs.
     11.  Complete Understanding.

     This Agreement constitutes the complete understanding of the parties and may not be altered, modified, amended or rescinded except in writing and signed by the parties hereto.

     This Agreement has been executed by the parties hereto on the date shown in the first paragraph.

Jesse W. Houdeshell                InnoVet, Inc.


/S/  Jesse W. Houdeshell           /S/  Scott P. Cielewich
----------------------------       --------------------------------
                                   Scott P. Cielewich, Executive
                                   Vice President and Chief
                                   Financial Officer